Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Williams Industrial Services Group, Inc., of our report dated March 16, 2022, relating to the consolidated financial statements of Williams Industrial Services Group, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Dallas, TX

June 10, 2022